Exhibit 99

Colgate Comments on Venezuelan Currency Developments

NEW YORK--(BUSINESS WIRE)--February 18, 2014--In late January 2014, the Venezuelan government made several announcements affecting currency exchange and other controls. Although the official exchange rate remains at 6.30 bolivares fuerte per dollar, the government announced that the exchange rate for foreign investments will move to the rate available on the SICAD (Supplementary System for the Administration of Foreign Currency) currency market, which in the last auction was 11.70 bolivares fuerte per dollar. While there is considerable uncertainty as to the nature of transactions that will flow through SICAD and how SICAD will operate in the future, effective with the quarter ending March 31, 2014, the Company expects that the majority of Colgate’s Venezuelan subsidiary’s (CP Venezuela) net monetary assets will be remeasured at the SICAD rate since that is the rate the Company now believes, based on the advice of legal counsel, will be applicable for future dividend remittances. In addition, because the official exchange rate remains at 6.30 bolivares fuerte per dollar, the Company currently expects that the devaluation-protected bonds issued by the Venezuelan government and held by CP Venezuela will not revalue at the rate available on the SICAD currency market but will remain at the official rate. If the SICAD rate were to remain at 11.70 during the quarter ending March 31, 2014, the Company estimates it would incur a one-time aftertax loss of approximately $180 million - $200 million, or $0.19 - $0.21 per share.

Because the SICAD market is auction-based and auctions are held periodically during each quarter, the exchange rate available through SICAD may vary throughout the year which would cause additional remeasurements of CP Venezuela’s local currency-denominated net monetary assets and further impact CP Venezuela’s ongoing results.

Although, as described above, there is considerable uncertainty with respect to the implementation of the SICAD rate, the Company anticipates that there also will be ongoing impacts primarily related to the translation of the local financial statements and, to a lesser degree, the import of materials at the new exchange rate. While it is still unclear, the Company believes that some of its imports may still qualify for the official rate of 6.30 bolivares fuerte per dollar. Based on this assumption and the SICAD rate at the most recent 11.70 bolivares fuertes per dollar, the Company preliminarily estimates that the ongoing impacts during 2014 would be in the range of $0.11 - $0.14 per share for the year and $0.03 - $0.04 per share in the first quarter.

As part of the January 2014 announcements, the Venezuelan government also issued a new Law on Fair Pricing, establishing a maximum profit margin of 30%. At this time, it is unclear based on the current regulations how this new law may affect CP Venezuela and its current pricing structure and, as a result, its impact is not included in the range of estimated ongoing impacts outlined above.

About Colgate-Palmolive (NYSE:CL): Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet, Hill’s Prescription Diet and Hill’s Ideal Balance. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements. Such statements may relate, for example, to earnings growth, financial goals or the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

CONTACT:
Colgate-Palmolive
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291